Exhibit 5.1

Kerzner International Limited
Executive Offices
Coral Towers
Paradise Island, The Bahamas

July 2, 2004

Dear Sirs:

                I am Associate General Counsel of Kerzner International Limited, formerly known as Sun International Hotels Limited, a company organized and existing under the laws of the Commonwealth of The Bahamas (the “Company”), in connection with a registration statement on Form F-3 (the “Shelf Registration Statement”), to be filed on or about the date hereof  by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration for resale by the selling securityholders named therein of $230 million aggregate principal amount of the Company’s 2.375% Convertible Senior Subordinated Notes due 2024 (the “Notes”) and the Ordinary Shares, par value $0.001 per share, of the Company issuable upon conversion of the Notes (the “Ordinary Shares”) by holders.  The Notes were issued pursuant to an Indenture, dated April 5, 2004 (the “Indenture”), between the Company and The Bank of New York, N.A. as trustee (the “Trustee”).

                In connection with this opinion, I have examined executed copies of the Shelf Registration Statement, the Indenture, resolutions adopted by the Board of Directors of the Company, and the Articles of Association and Memorandum of Association of the Company.  I have also examined originals or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, and other instruments, and I have conducted such other investigations of fact and law as I have deemed necessary or appropriate for the purposes of this opinion.  I have for the purpose of this opinion assumed the genuineness of all signatures examined by me, the authenticity of all documents and records submitted to me as originals and the conformity to all original documents of all documents submitted to me as certified or facsimile copies.

                I am qualified to render opinions only as to the laws of the Commonwealth of The Bahamas applicable therein, and I express no opinion as to the laws of any other jurisdiction.

                Based upon and relying upon the foregoing (and subject to the qualifications and assumptions contained herein) I am of the following opinion:

1.                                       The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of The Bahamas;

2.                                       The Notes have been duly authorized and have been validly issued, executed and delivered by the Company and, assuming they have been  authenticated by the Trustee in the manner provided by the Indenture, are valid and binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms; and

3.                                       The Ordinary Shares issuable upon conversion of the Notes have been duly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

                The opinions expressed herein are furnished by me as Associate General Counsel of the Company and are solely for your benefit in connection with the present transaction, and, other than as stated hereunder, may not be relied upon in any manner for any other purpose, or by any other persons, without my prior written consent.

                I hereby consent to the use of this letter as an exhibit to the Shelf Registration Statement.

Yours faithfully,

/s/ Giselle M. Pyfrom
GISELLE M. PYFROM
Senior Vice President
General Counsel